Exhibit 10.1

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (the “Agreement”), dated as of June 1, 2012, is entered into by and among Fibrocell Science, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and Context Partners Fund, L.P. (“Context”), Focus Managed Accounts Fund Ltd. (“Focus”), Deerfield Special Situations Fund, L.P. (“Deerfield”), Deerfield Special Situations Fund International, Ltd. (“Deerfield International”) and Akanthos Arbitrage Master Fund, L.P. (“Akanthos”, and together with Context, Focus, Deerfield and Deerfield International, the “Holders”, and each individually a “Holder”).

W I T N E S S E T H:

WHEREAS, the Holders are the holders of those certain 12.5% Promissory Notes originally issued by the Company to the Holders on or about September 3, 2009 in the aggregate original principal amount of $4,624,620.00 and set forth on Schedule 1 attached hereto (as amended, the “Original Notes”, and each individually, a “Original Note”);

WHEREAS, the Holders are also holders of those certain warrants (“Existing Warrants”) set forth on Schedule 2 attached hereto entitling them to purchase up to 6,789,163 shares (“Existing Warrant Shares”) of the Company’s common stock, par value $.001 per share (“Common Stock”);

WHEREAS, the Original Notes are due and payable on June 1, 2012 in the aggregate outstanding balance, including accrued but unpaid interest thereon, equal to $7,034,848.25 as of such date;

WHEREAS, the Company wishes to repay half of each Holder’s Original Note on the date hereof and exchange the balance of each Holder’s Original Note, pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (“Securities Act”), for (i) a new 12.5% Convertible Note (“Note”) with a principal amount equal to such balance, in the form of Exhibit A attached hereto, and (ii) a warrant (“Warrant”) to purchase a number of shares of Common Stock equal to such balance divided by $0.25, in the form of Exhibit B attached hereto; and

WHEREAS, each Holder is willing to exchange its Original Note(s) for a new Note and Warrant on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Exchange of Original Notes.

a. Balance. The Company acknowledges, confirms and agrees that the aggregate outstanding balance of the Original Notes as of June 1, 2012 is $7,034,848.25, with each Holder’s balance as set forth on Schedule 1 attached hereto.

b. Payment. On June 4, 2012, the Company shall pay to each Holder, by wire transfer of immediately available funds, 50% of the amount outstanding under such Holder’s Original Note(s), as set forth on Schedule 1 attached hereto (“Cash Payment”).

c. Exchange. Contemporaneously herewith, the Company and each Holder shall exchange the balance of each Holder’s Original Note(s), as set forth on Schedule 1 attached hereto, for (i) a new Note with an original principal amount equal to such balance, and (ii) a Warrant to purchase a number of shares of Common Stock equal to such balance divided by $0.25, in each case as set forth on Schedule 1 attached hereto. Within three (3) business days following the date hereof, the Company shall issue, execute and deliver to each Holder a Note and Warrant, each dated as of the date hereof, in the amounts set forth on Schedule 1 attached hereto. At Context’s election, the Notes and Warrants to be issued and delivered to Context may be combined into a single Note and Warrant. Upon each Holder’s receipt of its new Note and Warrant and the cash payment described under Section 1(b) above, it shall promptly surrender and return the Original Note(s) held by it to the Company. For clarification, the Notes shall be deemed issued as of execution hereof, and the Holders shall be entitled to convert the Notes immediately following execution hereof notwithstanding that physical delivery of the Notes to the Holders may not have yet been completed.

2. Exchange Conditions. Contemporaneously with the execution and delivery hereof, the Company shall cause:

a. its subsidiary, Fibrocell Technologies, a Delaware corporation (the “Guarantor”), to absolutely, unconditionally and irrevocably guaranty to the Holders the payment and performance of all the Company’s obligations under the Notes and Warrants, which guaranty shall be in the form of Exhibit C attached hereto (“Guaranty”); and

b. its independent legal counsel to issue and deliver to the Holders a legal opinion (“Legal Opinion”) in form and substance reasonably acceptable to the Holders concerning the transactions contemplated hereby, including without limitation an opinion that the shares of Common Stock issuable upon conversion of the Notes (“Underlying Shares”), and the shares of Common Stock issuable upon exercise of the Warrants on a “cashless basis” (“Warrant Shares”), may be sold or transferred pursuant to Rule 144 promulgated under the Securities Act without restrictions or limitations.

The delivery of the Cash Payment, Notes, Warrants, Guaranty and Legal Opinion to the Holders shall be a condition precedent to the consummation of the transactions contemplated hereby.

3. Stockholder Approval.

a. Stockholder Meeting. On or prior to October 1, 2012, the Company shall effect an increase in the number of authorized unissued shares of Common Stock, either by increasing the number of authorized shares, effecting a reverse stock split, or otherwise as reasonably determined by the Company, such that after such increase the Company has at least such number of duly authorized but unissued and unreserved shares (except as may be reserved for the Holders under the Notes and Warrants) equal to 500% of the maximum number of shares of Common Stock into which the Notes and Warrants are convertible and exercisable, without regard to any limitations on conversion, exercise or beneficial ownership contained therein (the “Share Increase”), and prior to such date the Company shall obtain the affirmative vote of the requisite number of stockholders of the Company under applicable corporate law, in accordance with the Company’s certificate of incorporation and by-laws and applicable state or federal laws or regulations and the regulations of any market or self-regulatory organization, to amend the

Company’s certificate of incorporation to effectuate such Share Increase (“Stockholder Approval”). As soon as practicable following the date hereof, but no later than July 30, 2012, the Company shall file with the Securities and Exchange Commission (“SEC”) and deliver to its stockholders a notice of meeting and proxy statement or information circular, as required by the SEC, with respect to a special meeting of stockholders (which may also be at the annual meeting of stockholders) at which such Stockholder Approval shall be sought (“Stockholder Meeting”). Such Stockholder Meeting shall occur within sixty (60) days following the filing of such proxy statement or information circular. The Board of Directors of the Company shall recommend to the Company’s stockholders that such proposal be approved, which recommendation shall be contained in such proxy statement or information circular, and the Company shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement (or as typically solicited by management for management proposals), and all management-appointed proxy holders shall vote their proxies in favor of such Stockholder Approval. The Holders and their counsel shall be entitled upon written request to review such proxy statement or information circular prior to filing with the SEC, and such proxy statement or information circular shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company does not obtain such Stockholder Approval at the first such Stockholder Meeting, the Company shall call a Stockholder Meeting every four months thereafter to seek Stockholder Approval until the date on which Stockholder Approval is obtained.

b. Failure to Call and Hold Stockholder Meeting. If the Company fails to (1) file the proxy statement or information circular by July 31, 2012 or (2) complete the Share Increase by October 1, 2012, then each Holder shall have the right to compel the Company to redeem such portion of the Notes and Warrants held by such Holder which cannot be converted or exercised due to the failure to have a sufficient number of shares of Common Stock authorized and reserved for issuance upon conversion and/or exercise of the Notes and Warrants, as may be elected by such Holder. The redemption price under the Notes shall be the Mandatory Default Amount (as defined in the Notes), and the redemption price under the Warrants shall be the market value thereof determined using the Black Scholes Value, as determined in accordance with the provisions set forth in the Warrants. Such redemption price shall be paid within ten (10) days after the exercise of such redemption right. If the Company fails to make any cash payments or redemption payments under this subsection in a timely manner, such payments shall bear interest at 24% per annum until paid in full. Without limiting the foregoing, failure to timely complete the Share Increase shall constitute an Event of Default under the Notes.

4. Representations and Warranties. The Company hereby makes to the Holders the following representations and warranties:

a. Authorization; Enforcement. Each of the Company and the Guarantor has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement, the Notes, the Warrants and the Guaranty (collectively, “Restructuring Agreements” or “Transaction Documents”) and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Restructuring Documents by the Company and Guarantor and the consummation by them of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and Guarantor and no further action is required by the Company and Guarantor, their board of directors or their stockholders in connection therewith. The Restructuring Documents have been duly executed by the Company and Guarantor and, when delivered in accordance with the terms hereof will constitute the valid and binding obligations of the Company and Guarantor enforceable against the Company and Guarantor in accordance with their terms.

b. No Conflicts. The execution, delivery and performance of the Restructuring Agreements by the Company and Guarantor, and the consummation by such parties of the transactions contemplated hereby, do not and will not (i) conflict with or violate any provision of such party’s organizational documents, (ii) conflict with, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of such party pursuant to, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument to which such party is a party or by which any property or asset of such party is bound or affected, except to the extent such conflict, breach, default, lien or right would not reasonably be expected to result in a material adverse effect on such party, or (iii) result in a violation of any constitution, statute, law, rule, regulation, order, judgment, injunction, decree, ruling, charge or other restriction of any court or governmental authority to which such party is subject or by which any material property or asset of such party is bound or affected, except to the extent such violation would not reasonably be expected to result in a material adverse effect on such party.

c. Filings, Consents and Approvals. The Company is not required to obtain any approval, consent, waiver, authorization or order of, give any notice to, or make any filing, qualification or registration with, any court or other federal, state, local, foreign or other governmental authority or other person or entity in connection with the execution, delivery and performance by the Company of the Restructuring Agreements, which have not been obtained. No further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance of and exchange for the Notes and Warrants or any Underlying Shares or Warrant Shares upon the conversion, exercise or exchange of or otherwise pursuant to any Notes or Warrants, except for the Stockholder Approval to the extent necessary.

d. Issuance and Reservation of Securities. Except to the extent of the occurrence of any Revoked Shares pursuant to Section 6 below (which exception shall terminate on October 1, 2012) (i) at least 83% of the Underlying Shares are duly authorized, and (ii) such Underlying Shares (and all Underlying Shares after the earlier of the Share Increase or October 1, 2012), when issued in accordance with the terms of Notes, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens and legends, eligible to be resold pursuant to Rule 144(b)(1) promulgated under the Securities Act, and, in connection with any conversion or resale are eligible to be delivered through DTC’s Deposit and Withdrawal at Custodian system. The Company has reserved, and shall at all times hereafter reserve, from its duly authorized capital stock for issuance upon conversion pursuant to the Notes, at least 83% of such amount of shares of Common Stock as is equal to the amount of Underlying Shares into which each Holder’s and its affiliates’ Note(s) are convertible (without regard to any limitations on ownership or conversion set forth therein), except to the extent of the occurrence of any Revoked Shares pursuant to Section 6 below (which exception shall terminate on October 1, 2012). Immediately prior to the date hereof and without giving effect to the transactions contemplated by this Agreement, the authorized Common Stock of the Company consists of 250,000,000 shares of Common Stock, of which 96,278,253 shares are issued and outstanding, 83,398,742 shares are reserved for issuance upon exercise of outstanding warrants and options, 13,364,000 shares are reserved for issuance upon conversion of outstanding shares of Series D preferred stock, and 48,000,000 shares are reserved for issuance upon conversion of authorized shares of Series E preferred stock. Without limiting the foregoing, excluding the Waived Shares (as defined in Section 6 below), the Company has reserved for issuance 3,706,485 shares of Common Stock for conversion of Notes held by Context and/or its affiliates, 3,704,393 shares of Common Stock for conversion of Notes held by Deerfield and/or its affiliates, and 1,548,127 shares of Common Stock for conversion of Notes held by Akanthos and/or its affiliates

e. No Additional Consideration. Except as otherwise set forth herein, no consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance, exchange or otherwise of any provision of the Original Notes or to issue the Notes or Warrants. Neither the Company nor any of its subsidiaries has paid any commission or other remuneration, directly or indirectly, for soliciting the exchange of the Original Notes for Notes and Warrants.

f. Private Placement. No registration under the Securities Act is required for the issuance of the Notes, Warrants, any Underlying Shares or any Warrant Shares in accordance with the terms hereof and thereof.

g. Holding Period for Notes and Warrants. Pursuant to Rule 144 promulgated under the Securities Act, the holding period of the Notes, Warrants and the Underlying Shares shall tack back to September 3, 2009 (the original issue date of the Original Notes), and the Company has not received any consideration from the Holders since such date in connection with any amendment to the Original Notes. The Company agrees not to take a position contrary to this paragraph. The Company agrees to take all actions, including without limitation causing its legal counsel, in addition to the Legal Opinion, to issue and deliver to the Holders and the Company’s transfer agent any legal opinions necessary to cause the issuance of the Notes, Warrants and the Underlying Shares without restriction and not containing any restrictive legend without the need for any action by any Holder; provided that such counsel shall be permitted to rely upon the representations of each Holder set forth in this Agreement and each Holder agrees to promptly notify the Company if any such representations cease to be true and correct. The Notes are being issued in substitution and exchange for and not in satisfaction of the Original Notes or any portion thereof. The Notes shall not constitute a novation or satisfaction and accord of any of such portion of the Original Notes. The Company hereby acknowledges and agrees that the Notes shall amend, restate, modify, extend, renew and continue the terms and provisions contained in the Original Notes and shall not extinguish or release the Company or any of its subsidiaries under any agreements with the Holders or otherwise constitute a novation of its obligations thereunder. The Company acknowledges and agrees that, other than delivery of a conversion notice in the form set forth as an exhibit to the Notes, nothing further is required for a Holder to obtain unlegended shares immediately saleable pursuant to Rule 144(b)(1)(i) promulgated under the Securities Act issuable upon conversion of the Notes or upon a cashless exercise of the Warrants. Without limiting any of the terms, conditions or covenants contained in this Agreement or other documents, if at any time it is determined that any Underlying Shares are not freely tradable without restriction or limitation pursuant to Rule 144, then the Company shall promptly register the resale of all Underlying Shares under the Securities Act by filing a registration statement with the SEC as soon as practicable (but in no event later than 30 days) and causing such registration statement to be declared effective as soon as practicable (but in no event later than 90 days).

h. 144 Status. So long as any Holder owns any Notes, Warrants and/or Underlying Shares, the Company shall timely file (or timely obtain extensions in respect thereof and file within the applicable grace period) all reports and definitive proxy or information statements required to be filed by the Company under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and shall not terminate its status as an issuer required to file reports under the Exchange Act (even if the Exchange Act or the rules and regulations promulgated thereunder would otherwise permit such termination). The Company represents and warrants to each Holder that (i) such Holder is not, as of the date of this representation, and has not been for the last one hundred twenty (120) days, an employee, officer, director or, to the Company’s knowledge, the direct beneficial owner of more than ten percent (10%) of any class of equity security of the Company, or, to the Company’s knowledge, otherwise been an “affiliate” as that term is used in Rule 144 promulgated under the Securities Act, (ii) no consideration has been offered or paid by such Holder to amend or consent to a waiver, modification, forbearance, exchange or otherwise of any provision of the Original Notes, and (iii) such Holder has not, directly or indirectly, controlled, been controlled by or been under common control with the Company.

i. Equal Treatment. The Company has not, directly or indirectly, made any agreement or arrangement with any Holder relating to the terms or conditions of the transactions contemplated hereby except as set forth in the Restructuring Agreements.

j. No Undisclosed Events, Liabilities, Developments or Circumstances. Except for the transactions contemplated by the Transaction Documents, no event, liability, development or circumstance has occurred or exists, or is reasonably expected to occur or exist with respect to the Company, any of its subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that (i) would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced, (ii) could have a material adverse effect on any Holder’s investment in the Company or (iii) could be reasonably expected to have a material adverse effect on the Company.

k. Survival. All of the Company’s warranties and representations contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties hereto.

5. Reservation under Warrants. At all times after completion of the Share Increase, the Company shall have duly authorized and reserved for issuance, free from preemptive rights or any other contingent purchase rights of other persons, a sufficient number of shares of Common Stock for issuance upon exercise in full of the Warrants, without regard to any ownership or exercise limitations set forth therein.

6. Temporary Waiver Under Existing Warrants. Subject to the terms hereof, each Holder hereby waives until the earlier of the Share Increase or October 1, 2012 the Company’s obligation to reserve such number of authorized but unissued shares of Common Stock for exercise of such Holder’s Existing Warrants as is indicated beside such Holder’s name on Schedule 2 attached hereto (“Waived Shares”), and such Holder agrees not to transfer such Existing Warrants during such period (to the extent of Waived Shares), it being understood that so long as such waiver is in effect with respect to a Holder, such Holder may not be able to acquire, and the Company shall not be obligated to deliver, Existing Warrant Shares upon exercise of the Existing Warrants to the extent the Company does not have available at such time any authorized but unissued shares of Common Stock. The Company shall reserve such Waived Shares of a Holder for conversion under the Note(s) held by such Holder and its affiliates (including without limitation other funds directly or indirectly managed by the same personnel who manage such Holder). Notwithstanding the foregoing, any Holder may at any time elect to revoke such waiver in whole or in part with respect to its Waived Shares by providing to the Company written notice of (a) such revocation concerning such number of Waived Shares specified in such notice (“Revoked Shares”), together with (b) a waiver of the Company’s obligation to reserve such number of Revoked Shares for conversion under such Holder’s or its affiliates’ Note(s), provided that the maximum number of a Holder’s Revoked Shares which may be revoked hereunder shall be reduced by one share of Common Stock for each Underlying Share received by such Holder upon conversion of such Note(s).

7. Representations and Warranties. Each Holder, severally and not jointly and as to itself only, makes to the Company the following representations and warranties:

a. Such Holder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

b. Such Holder represents and warrants that (i) such Holder is not, as of the date of this representation, and has not been for the last one hundred twenty (120) days, the beneficial owner of more than ten percent (10%) of any class of equity security of the Company, or, otherwise been an “affiliate” as that term is used in Rule 144 promulgated under the Securities Act, (ii) no consideration has been offered or paid by such Holder to amend or consent to a waiver, modification, forbearance, exchange or otherwise of any provision of the Original Notes, (iii) such Holder has not paid any commission or other remuneration, directly or indirectly, for soliciting the exchange of the Original Notes for Notes and Warrants, and (iv) such Holder has not, directly or indirectly, controlled, been controlled by or been under common control with the Company.

c. Such Holder and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the issuance of the Notes and Warrants which have been requested by such Holder. Such Holder and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Such Holder understands that its exchange for the Notes and Warrants involves a high degree of risk. Such Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its exchange for and acquisition of the Notes and Warrants.

8. Agera Subsidiary. The Company represents and warrants to the Holders that (i) it beneficially owns less than 58% of the equity of Agera Laboratories, Inc., a Delaware corporation (“Agera”), (ii) the current fair market value of the Company’s share of net assets of Agera does not exceed $1 million in the reasonable, good faith determination of the Company, (iii) there have been no material changes to the assets, liabilities, capital structure, financial position, earnings or prospects of Agera since December 31, 2011, and (iv) Agera does not own or have any right to use any intellectual property in any way related to LAVIV or fibroblast cells. So long as any Notes are outstanding and the Company owns at least 10% of Agera, the Company shall not transfer, contribute, sell or license any property or assets of the Company or any of its subsidiaries directly or indirectly to Agera. The Company further agrees that, so long as the aggregate outstanding balance under the Notes exceeds $1 million, it shall not sell any of its equity interest in Agera nor sell (and shall cause Agera not to sell) all or substantially all of Agera’s assets without the prior written consent of the Holders holding at least 67% in principal amount of the Notes outstanding at such time.

9. Miscellaneous.

a. Material Non-Public Information. The Company shall, prior to 8:30AM on the trading day following the date hereof, issue a current report on Form 8-K disclosing the material terms of the transactions contemplated hereby and attaching this Agreement and all other related agreements hereto, including without limitation the form of Note and Warrant. The Company shall not at any time furnish any material non-public information to any Holder without such Holder’s prior written consent; provided that such consent shall be deemed to have been given by a Holder with respect to any information contained in the Company’s proxy statement to be filed pursuant to Section 3(a) above if such Holder exercises its rights pursuant to Section 3(a) to review the Company’s proxy statement. The Company represents and warrants that prior to the date hereof neither the Company nor any person acting on its behalf has provided any Holder or its counsel with any information that constitutes or might constitute material, non-public information concerning the Company.

b. Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

c. Multiple Holders.

i. The parties acknowledge and agree that the actions and obligations of each Holder hereunder are several and not joint with the actions and obligations of any other Holder and that no Holder shall be responsible in any way for the representations, warranties, agreements, acts or omissions, or the performance or non-performance of the obligations, of any other Holder hereunder. Any and all rights granted to the Holders hereunder, at law or in equity shall be enforceable by each such Holder independently, and it shall not be necessary (but may be permissible) for any other Holder to be joined as an additional party in any action for such purpose.

ii. The parties acknowledge and agree that (i) the Holders are not are agents, affiliates or partners of each other, (ii) the Holders are not, under any circumstances, agreeing to act jointly, in concert or as a group with respect to the Notes, Original Notes, Warrants, Existing Warrants any Underlying Shares or any Warrant Shares, (iii) nothing contained in any document, and no action taken by any Holder pursuant thereto, constitutes or shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting or agreeing to act jointly, in concert or as a group with respect to the Notes, Original Notes, Warrants, any Underlying Shares or any Warrant Shares, any transactions, or any of their actions or obligations under any documents (including without limitation the decision to acquire, dispose of or vote any securities), and (iv) the Company shall not assert any claim inconsistent with the foregoing.

iii. The Company acknowledges and agrees, and each Holder represents and agrees, that (i) such Holder has independently participated in the negotiation hereof with the advice of its own counsel and advisors, (ii) no other Holder has acted or will be acting as such Holder’s agent in connection with its acquisition, disposition or voting of any securities or monitoring its investment therein, (iii) such Holder’s decision to exchange the Original Notes has been made by such Holder independently of any other Holder and independently of any information, materials, statements or opinions regarding the Company which may have been made or given by any other Holder, and (iv) no Holder shall have any liability to any other Holder relating to or arising from any such information, materials, statements or opinions. The Company represents and acknowledges that (A) for reasons of administrative convenience of the Company only and not because it was required or requested to do so by any Holder, (1) each Holder and its counsel may have communicated and may continue to communicate with the Company through Peter J. Weisman, P.C., which represents only Context independently, and (2) the Company has elected to provide all Holders with the same terms hereunder, and (B) such procedures with respect to this Agreement shall in no way create a presumption that the Holders are in any way acting jointly, in concert or as a group with respect to this Agreement or the Notes or Warrants or the transactions contemplated hereby.

iv. Neither the Company nor any of its affiliates shall, directly or indirectly (a) offer or pay or cause to be paid any consideration (immediate or contingent), whether by way of interest, fee, payment or reduced conversion, exercise or exchange price for redemption, conversion, exercise or exchange of the Notes or Warrants, or otherwise, to any Holder, for or as an inducement to, or in connection with the solicitation of, any consent, waiver or amendment to or of any terms or provisions of any Restructuring Agreements, unless such consideration is offered and, if accepted within 10 days of such offer, paid to all Holders, or (b) redeem, in whole or in part, any Notes or Warrants unless such offer of redemption is made pro rata to all Holders on identical terms. For clarification purposes, this provision constitutes a separate right granted to each Holder by the Company and negotiated separately by each Holder, is not intended for the Company to treat the Holders as a class, and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase, disposition or voting of the Notes, Warrants or Underlying Shares or otherwise.

d. Expenses. Upon execution hereof the Company shall pay or reimburse to Context’s legal counsel a non-refundable, non-accountable sum equal to $30,000 as and for legal expenses in connection with documentation of the transactions contemplated hereby.

e. Counterparts. This Agreement may be executed in two or more counterparts and by facsimile signature, delivery of PDF images of executed signature pages by email or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

f. Governing Law. This Agreement shall be governed by and interpreted in accordance with laws of the State of New York, excluding its choice of law rules. The parties hereto hereby waive the right to a jury trial in any litigation resulting from or related to this Agreement. The parties hereto consent to exclusive jurisdiction and venue in the federal courts sitting in the southern district of New York, unless no federal subject matter jurisdiction exists, in which case the parties hereto consent to exclusive jurisdiction and venue in the New York state courts in the borough of Manhattan, New York. Each party waives all defenses of lack of personal jurisdiction and forum non conveniens. Process may be served on any party hereto in the manner authorized by applicable law or court rule.

g. Further Assurances. Each of the Holders and the Company hereby agrees and provides further assurances that it will, in the future, execute and deliver any and all further agreements, certificates, instruments and documents and do and perform or cause to be done and performed, all acts and things as may be necessary or appropriate to carry out the intent and accomplish the purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

COMPANY:

FIBROCELL SCIENCE, INC.

By: /s/ Declan Daly

Name: Declan Daly

Title: Chief Operating Officer

HOLDERS:

CONTEXT PARTNERS FUND, L.P.

By: CONTEXT CAPITAL MANAGEMENT, LLC, as general partner

By: /s/ Michael S. Rosen

Name: Michael S. Rosen

Title: Managing Member

FOCUS MANAGED ACCOUNTS FUND LTD.

By: CONTEXT CAPITAL MANAGEMENT, LLC, as investment advisor

By: /s/ Michael S. Rosen

Name: Michael S. Rosen

Title: Managing Member

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By: /s/ James E. Flynn

Name: James E. Flynn

Title: General Partner

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL, LTD.

By: /s/ James E. Flynn

Name: James E. Flynn

Title: General Partner

AKANTHOS ARBITRAGE MASTER FUND, L.P.

By: /s/ Michael Kao

Name: Michael Kao

Title: Manager

SCHEDULE 1

Exchange by Holders

	Original Notes			Cash Paid	Orig. Principal
	Orig. Principal	Accrued Int.	Balance Due	Upon Exchange	Amount under
	as of 9/3/2009	as of 6/1/2012	as of 6/1/2012	50%	New Conv. Notes	Warrants
Context Partners Fund, L.P.	$490,080.00	$255,416.58	$745,496.58	$372,748.29	$372,748.29	1,490,993
Context Partners Fund, L.P.	$205,500.00	$107,101.08	$312,601.08	$156,300.54	$156,300.54	625,202
Context Partners Fund, L.P.	$644,296.08	$335,789.92	$980,086.00	$490,043.00	$490,043.00	1,960,172
Focus Managed Accounts Fund Ltd.	$573,403.92	$298,842.78	$872,246.70	$436,123.35	$436,123.35	1,744,493
Deerfield Special Situations Fund, L.P.	$808,860.60	$421,556.52	$1,230,417.12	$615,208.56	$615,208.56	2,460,834
Deerfield Special Situations Fund International, Ltd.	$1,103,339.40	$575,030.98	$1,678,370.38	$839,185.19	$839,185.19	3,356,741
Akanthos Arbitrage Master Fund, L.P.	$799,140.00	$416,490.39	$1,215,630.39	$607,815.20	$607,815.20	2,431,261

Totals	$4,624,620.00	$2,410,228.25	$7,034,848.25	$3,517,424.13	$3,517,424.13	14,069,697

Addresses for Notices

Holder	Address	with a copy to:

Context Partners Fund, L.P.	c/o Context Advisory, LLC, 2223 Avenida de la Playa, Suite 104, La Jolla CA 92307, Attn: Michael Rosen	Peter J. Weisman, P.C., 2 Rector St., 3rd Floor, New York, NY 10006

Focus Managed Accounts Fund Ltd.	c/o Context Advisory, LLC, 2223 Avenida de la Playa, Suite 104, La Jolla CA 92307, Attn: Michael Rosen	Peter J. Weisman, P.C., 2 Rector St., 3rd Floor, New York, NY 10006

Deerfield Special Situations Fund, L.P.	c/o Deerfield Management Company, LP, 780 Third Avenue, 37th Floor, New York, NY 10017, Attn: Jeffrey Kaplan

Deerfield Special Situations Fund International, Ltd.	c/o Deerfield Management Company, LP, 780 Third Avenue, 37th Floor, New York, NY 10017, Attn: Jeffrey Kaplan

Akanthos Arbitrage Master Fund, L.P.	c/o Akanthos Capital Management LLC, 21700 Oxnard Street, Suite 1730, Woodland Hills, CA 91367, Attn: Michael Kao

SCHEDULE 2

Existing Warrants

Name	Date	Warrant Description	# of Warrants	# of Waived Shares
Context Partners Fund, L.P.	February 9, 2011	Series D warrants	400,000	400,000
Context Partners Fund, L.P.	August 22, 2011	August 2011 financing	190,908	190,908
Total			590,908	590,908

Focus Managed Accounts Fund, Ltd.	February 9, 2011	Series D warrants	400,000	400,000
Focus Managed Accounts Fund, Ltd.	August 22, 2011	August 2011 financing	190,908	190,908
Total			590,908	590,908

Deerfield Special Situations Fund, L.P.	August 22, 2011	August 2011 financing	497,636	497,636

Deerfield Special Situations Fund International, Ltd.	August 22, 2011	August 2011 financing	775,091	775,091

Akanthos Arbitrage Master Fund, L.P.	July 19, 2010	Series B warrants	1,934,620	556,926
Akanthos Arbitrage Master Fund, L.P.	February 9, 2011	Series D warrants	2,400,000	690,897
Total			4,334,620	1,247,823

EXHIBIT A

Form of Exchange Note

(See Attached)

EXHIBIT B

Form of Exchange Warrant

(See Attached)

EXHIBIT C

Form of Guaranty

(See Attached)

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